EXHIBIT 99.1

FOR RELEASE July 24, 2003:6:30 a.m. EDT

StanCorp Financial Group, Inc. Reports Second Quarter 2003 Results; Appoints Lead Director

PORTLAND, Ore.—July 24, 2003—StanCorp Financial Group, Inc. (“StanCorp”) (NYSE: SFG) today reported net income for the second quarter of 2003 of $1.27 per diluted share, compared to $0.66 per diluted share for the second quarter of 2002. Net income for the same periods was $37.2 million and $19.9 million, respectively. Net income in the second quarter of 2003 included after-tax net capital gains of $2.4 million on the sale of investments, compared to after-tax net capital losses of $13.5 million for the second quarter of 2002, primarily due to the write-down of the Company’s holdings of WorldCom bonds.

Income before income taxes was $57.3 million for the second quarter of 2003, compared to $30.9 million in the second quarter of 2002. Income before income taxes for the second quarter of 2003 included net capital gains of $3.7 million, while the second quarter of 2002 included $21.2 million of net capital losses. In the second quarter of last year the benefit ratio (the ratio of policyholder benefits to premiums) for the Employee Benefits—Insurance segment was very favorable, compared to a benefit ratio for the second quarter of this year more in line with the Company’s expectations.

Premiums for the second quarter of 2003 were $406.0 million, a 20.7% increase over the second quarter of 2002, and included $41.2 million in premiums from the group disability and group life insurance business of Teachers Insurance and Annuity Association (“TIAA”).

“We are pleased with our financial results for the second quarter,” said Eric E. Parsons, president and chief executive officer. “We have completed the integration of the block of business we acquired from TIAA late last year and, despite a challenging economic and interest rate environment, all of our business segments continue to perform well. We were pleased to see interest rates recover somewhat at the end of the second quarter. Relief from the continuing downward trend in long-term interest rates would be favorable for earnings and competitive product pricing as we move forward.”

Year-to-Date

Net income for the six months ended June 30, 2003 was $2.37 per diluted share, compared to $1.65 per diluted share for the same period in 2002. Net income for these same periods was $69.4 million and $49.5 million, respectively. Year-to-date after-tax net capital gains were $1.7 million for the six months ended June 30, 2003, compared to after-tax net capital losses of $13.2 million for the same period in 2002, primarily due to write-downs of WorldCom bonds during the second quarter of 2002. The first six months of 2003 included $8.1 million in charges incurred for administrative fees associated with the TIAA block acquisition. There were no similar charges in the first six months of 2002. The integration of the TIAA block of business was completed during the second quarter of 2003.

Premiums for the six months ended June 30, 2003 were $807.3 million, a 20.7% increase over the same period in 2002, and included premiums from the TIAA block acquisition of $82.6 million.

Business Segments

The Employee Benefits—Insurance segment reported income before income taxes of $43.3 million in the second quarter of 2003, compared to $30.1 million in the second quarter of 2002. Income before income taxes in the second quarter of last year included net capital losses of $9.6 million. Premiums for this segment were $375.3 million for the second quarter of 2003, a 20.9% increase compared to the second quarter of last year, and included premiums related to the TIAA block acquisition of $41.2 million.

Reported new sales for the Employee Benefits—Insurance segment vary by quarter, but tend to be highest in the fourth quarter when a greater number of companies purchase employee benefit plans. Sales for the second quarter of 2003 were $45.7 million, a 4.1% increase compared to the second quarter of 2002. Sales have been slower primarily in the smaller case market, we believe due in part to continued economic uncertainties and the impact of rising medical costs on employer budgets for employee benefits. Reported sales represent annual premiums that are expected to be earned over the first year the contract is in force.

The benefit ratio for this segment was 83.2% in the second quarter of 2003, compared to a very favorable ratio of 80.4% for the second quarter of 2002. The 83.2% for the second quarter of 2003 included approximately $4 million of charges that resulted from lowering the interest rate used to discount new long term disability reserves established during the quarter from 5.25% to 4.75%. The discount rate was lowered to match a similar decrease in the average interest rate at which the Company was able to make new investments during the quarter. Although the benefit ratio can fluctuate widely from quarter to quarter, over time the benefit ratio for the Employee Benefits—Insurance segment is expected to be in the range of 82% to 84%.

Operating expenses as a percentage of premiums for the segment were 13.7% for the second quarter of 2003, compared to 13.9% for the second quarter of 2002. The integration of the TIAA block acquisition was completed ahead of schedule in the second quarter and as a result, operating expenses returned to levels more comparable to those incurred prior to our beginning efforts on the acquisition during the third quarter of 2002.

The Individual Insurance segment reported income before income taxes of $11.9 million for the second quarter of 2003, compared to $5.8 million for the second quarter of 2002. Income before income taxes in the second quarter of 2002 included net capital losses of $4.9 million. Premiums for this segment were up $4.3 million for the second quarter of 2003, compared to the second quarter of 2002 due in part to a refund of premiums under the new individual disability reinsurance agreement which was effective July 1, 2002. The refund resulted from favorable claims experience related to covered policies. Overall, individual disability claims experience was favorable for both the second quarter of 2003 and 2002. The benefit ratio for this segment was 79.6% for the second quarter of 2003, compared to 83.1% in the second quarter of 2002. Although the benefit ratio can fluctuate widely from quarter to quarter, over time the benefit ratio in the Individual Insurance segment is expected to be in the range of 85% to 100%.

The Retirement Plans segment reported income before income taxes of $1.0 million for the second quarter of 2003, compared to a loss before income taxes of $6.5 million for the second quarter of 2002. The loss before income taxes in the second quarter of 2002 included net capital losses of $6.7 million. Fees associated with assets under management were higher in the second quarter of 2003 compared to the same period a year ago, as assets under management increased to $2.1 billion at June 30, 2003, compared to $1.8 billion a year ago. The increase in assets under management was due to higher market values of equity investments in the separate account, strong deposit growth and good customer retention.

StanCorp’s other businesses reported income before income taxes of $1.1 million for the second quarter of 2003, compared to $1.5 million for the second quarter of 2002. StanCorp’s other businesses recorded $2.3 million in net capital gains in the second quarter of 2003, primarily related to the sale of real estate. There were no capital gains or losses recorded by StanCorp’s other businesses in the second quarter of 2002. Income before income taxes for other businesses in the second quarter of 2003 also included interest expense of $4.4 million on long-term debt, which was not outstanding in the second quarter of 2002.

Other businesses include StanCorp Mortgage Investors, LLC (“SMI”), which on a stand-alone basis contributed income before income taxes of $2.8 million for the second quarter of 2003 compared to $1.6 million for the second quarter of 2002. Supporting both internal and external investor demand, SMI originated a record $226.5 million of commercial mortgage loans in the second quarter of 2003, a 70.4% increase over the same period a year ago.

Investments

At June 30, 2003, the overall rating for the Company’s fixed maturity securities portfolio was A (Standard & Poor’s). Gross unrealized gains related to the Company’s fixed maturity securities portfolio at June 30, 2003 totaled $397.6 million. Gross unrealized losses totaled $5.0 million. At June 30, 2003 the percentage of the Company’s fixed maturity securities portfolio below investment grade was 3.0%, which included $67.6 million in an outside managed high yield portfolio.

The yield on the Company’s fixed maturity securities portfolio declined to 6.01% at June 30, 2003, from 6.22% at December 31, 2002. The yield on the Company’s commercial mortgage loan portfolio declined to 7.65% at June 30, 2003, from 7.94% at December 31, 2002.

At June 30, 2003, the Company’s investment portfolio held 67.7% fixed maturity securities and 31.3% commercial mortgage loans, with the remainder being in real estate and policy loans. The percentage of the Company’s investment portfolio invested in fixed maturity securities at June 30, 2003 was higher than normal due to the investment of assets from the TIAA acquisition in late 2002. Over time, the Company plans to invest more cash flows into commercial mortgage loans to return the portfolio to its historical allocation of approximately 60% fixed maturity securities and 40% commercial mortgage loans.

Financial Objectives

Historically, StanCorp has publicly stated three financial objectives intended to provide a general overview of management’s expectations for trends in its financial performance. The publicly stated financial objectives for income growth per diluted share and return on average equity have excluded after-tax net capital gains and losses because they are not likely to occur in a stable pattern. Moving forward, progress towards these publicly stated financial objectives will include capital gains and losses in accordance with the Securities and Exchange Commission’s new Regulation G—Disclosure of Non-GAAP Financial Measures. The financial objectives are to:

•	Grow premiums, excluding premiums from acquisitions for the first twelve months after the acquisition closes, by 10% to 12% per year.

•	Grow net income 12% to 15% per year on a per diluted share basis. For 2003 this objective includes expected earnings accretion from the TIAA block acquisition and the expense of stock-based employee compensation.

•	Achieve a net income return on average equity (excluding accumulated other comprehensive income) of 13% to 14% by the end of 2003, and 14% to 15% by the end of 2005.

Currently, management believes it can achieve its net income and return on average equity financial objectives, assuming no material capital gains or losses. In light of the current economic environment, the Company believes its full year 2003 premium growth is likely to be slightly below its objective.

Non-GAAP Financial Measures

Financial measures that exclude accumulated other comprehensive income are non-GAAP (Generally Accepted Accounting Principles) measures. The Company provides net income return on average equity calculated both with and without accumulated other comprehensive income in its financial disclosures because management believes providing both gives investors a better understanding of return on equity. Measuring net income return on average equity without accumulated other comprehensive income excludes the effect of market value fluctuations of the Company’s fixed maturity securities primarily associated with changes in interest rates. Management believes that measuring net income return on average equity without accumulated other comprehensive income is important to investors because the turnover of the Company’s portfolio of fixed maturity securities may not be such that unrealized gains and losses reflected in accumulated other comprehensive income are ultimately realizable.

Shares Outstanding

Diluted weighted average shares outstanding for the second quarters of 2003 and 2002 were 29.2 million and 29.9 million, respectively. There were no share repurchases during the second quarter of 2003. At June 30, 2003, the Company had approximately 244,000 shares remaining under its current share repurchase authorization, which expires on December 31, 2003.

Lead Director

StanCorp’s Board of Directors (the “Board”) has appointed Frederick W. Buckman to serve as Lead Director until the annual meeting of shareholders in May 2004. The Lead Director will provide leadership and counsel to the independent directors and, in conjunction with the Chairman of the Board, will provide leadership to the Board in reviewing and deciding upon matters which exert major influence on the manner in which the Company’s business is conducted.

Mr. Buckman has been a director of the Company since 1996. Ronald E. Timpe, retired president and chief executive officer of StanCorp, will continue as Chairman of the Board.

About StanCorp Financial Group, Inc.

StanCorp Financial Group, Inc., through its wholly owned subsidiaries—Standard Insurance Company and The Standard Life Insurance Company of New York—is a leading provider of employee benefits products and services. StanCorp’s subsidiaries serve customers nationwide with group and individual disability insurance and retirement products, and group life and dental insurance with more than 33,000 group insurance policies in force covering more than 6.6 million employees as of June 30, 2003. For more information about StanCorp Financial Group, Inc., visit its Web site at www.stancorpfinancial.com.

Conference Call

StanCorp management will hold an investor and analyst conference call to review StanCorp’s second quarter 2003 results at noon Eastern time (9:00 a.m. Pacific time). To listen to the live webcast of this conference call, logon to www.stancorpfinancial.com/investors. Windows Media PlayerTM will be required to listen to the webcast. A webcast replay will be available starting approximately two hours after the original broadcast. The replay will be available through September 12, 2003.

A telephone replay of the conference call will also be available approximately three hours after the conference call by dialing (888) 203-1112 or (719) 457-0820 and entering access code #600814. The replay will be available through August 3, 2003.

Disclosure

Information in this news release includes certain statements related to projected growth and future events. These statements are “forward-looking” statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Because such statements are subject to risks and uncertainties, actual results in future periods may differ materially from those expressed or implied by such forward-looking statements. See StanCorp’s 2002 annual report on Form 10-K and first quarter 2003 Form 10-Q for a description of the types of uncertainties and risks that may affect actual results.

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Attachments

Contacts

Investor Relations and Financial Media

Scott Hibbs

(503) 321-7529

E-mail: shibbs@standard.com

or

Jeff Hallin

(503) 321-6127

E-mail: jhallin@standard.com

Corporate Information

Kira Higgs

(503) 321-6418

E-mail: khiggs@standard.com

StanCorp Financial Group, Inc.

Consolidated statements of income and comprehensive income

(Dollars in millions—except share data)

	Three Months Ended June 30		Six Months Ended June 30
	2003	2002	2003	2002
	Unaudited		Unaudited
Revenues:
Premiums:
Employee Benefits—Insurance	$375.3	$310.4	$751.2	$617.2
Individual Insurance	25.0	20.7	45.3	41.1
Retirement Plans	5.7	5.2	10.8	10.3

Total premiums	406.0	336.3	807.3	668.6

Net investment income:
Employee Benefits—Insurance	62.0	48.6	123.7	96.9
Individual Insurance	27.3	26.3	54.5	52.2
Retirement Plans	14.0	13.2	28.2	26.0
Other	5.0	3.5	7.9	7.0

Total net investment income	108.3	91.6	214.3	182.1
Net capital gains (losses):
Employee Benefits—Insurance	1.0	(9.6)	(0.5)	(8.9)
Individual Insurance	0.3	(4.9)	1.4	(5.0)
Retirement Plans	0.1	(6.7)	(1.0)	(6.8)
Other	2.3	—	2.7	—

Total net capital gains (losses)	3.7	(21.2)	2.6	(20.7)
Other	1.7	1.5	3.1	3.0

Total revenues	519.7	408.2	1,027.3	833.0

Benefits and expenses:
Benefits to policyholders	333.0	267.9	657.2	539.2
Interest credited	19.2	18.3	37.8	36.0
Operating expenses	66.5	57.5	136.4	113.5
Commissions and bonuses	36.5	31.7	72.0	66.1
Premium taxes	5.0	5.4	11.7	10.8
Interest expense	4.4	0.1	8.8	0.1
Net increase in deferred acquisition costs and value of business acquired	(2.2)	(3.6)	(3.4)	(9.8)

Total benefits and expenses	462.4	377.3	920.5	755.9

Income (loss) before income taxes:
Employee Benefits—Insurance	43.3	30.1	86.4	66.8
Individual Insurance	11.9	5.8	21.4	13.7
Retirement Plans	1.0	(6.5)	0.6	(6.6)
Other	1.1	1.5	(1.6)	3.2

Total income before income taxes	57.3	30.9	106.8	77.1

Income taxes	20.1	11.0	37.4	27.6

Net income	37.2	19.9	69.4	49.5

Other comprehensive income, net of tax:
Unrealized capital gains on securities available-for-sale, net	78.8	42.9	99.9	17.3
Reclassification adjustment for net capital gains included in net income, net	0.7	2.9	0.1	1.8

Total	79.5	45.8	100.0	19.1

Comprehensive income	$116.7	$65.7	$169.4	$68.6

Net income per common share:
Basic	$1.29	$0.67	$2.40	$1.67
Diluted	1.27	0.66	2.37	1.65

Weighted-average common shares outstanding:
Basic	28,937,380	29,542,304	28,936,001	29,566,707
Diluted	29,230,629	29,878,851	29,227,683	29,910,300

StanCorp Financial Group, Inc.

Consolidated balance sheets

(Dollars in millions)

	June 30, 2003	December 31, 2002
	Unaudited
Assets:
Investments:
Fixed maturity securities	$4,613.4	$4,134.4
Commercial mortgage loans, net	2,130.0	1,989.1
Real estate, net	61.5	64.6
Policy loans	4.9	5.3

Total investments	6,809.8	6,193.4
Cash and cash equivalents	20.4	206.8
Premiums and other receivables	77.2	79.6
Accrued investment income	83.0	77.1
Amounts recoverable from reinsurers	890.1	873.9
Deferred acquisition costs and value of business acquired	190.3	190.9
Property and equipment, net	72.4	74.7
Other assets	47.9	31.5
Separate account assets	1,296.1	1,018.6

Total assets	$9,487.2	$8,746.5

Liabilities and equity:
Liabilities:
Future policy benefits and claims	$4,210.1	$4,114.9
Other policyholder funds	1,976.3	1,864.5
Deferred tax liabilities	212.5	164.7
Short-term debt	22.2	0.2
Long-term debt	256.9	259.0
Other liabilities	194.7	172.0
Separate account liabilities	1,296.1	1,018.6

Total liabilities	8,168.8	7,593.9

Contingencies and commitments

Shareholders’ equity
Preferred stock, 100,000,000 shares authorized; none issued	—	—
Common stock, no par, 300,000,000 shares authorized; 29,120,373 and 29,185,276 shares issued at June 30, 2003 and December 31, 2002, respectively	661.7	665.3
Accumulated other comprehensive income	247.4	147.4
Retained earnings	409.3	339.9

Total shareholders’ equity	1,318.4	1,152.6

Total liabilities and shareholders’ equity	$9,487.2	$8,746.5

StanCorp Financial Group, Inc.

Statistical and operating data at or for the periods indicated

(Dollars in millions—except share data)

	Three Months Ended June 30		Six Months Ended June 30
	2003	2002	2003	2002
	Unaudited		Unaudited
Benefit ratio (the ratio of policyholder benefits to premiums):
Employee Benefits—Insurance (including interest credited)	83.2%	80.4%	82.3%	80.8%
Individual Insurance	79.6	83.1	83.2	93.9

Net capital gains and losses:
Net capital gains and losses	$3.7	$(21.2)	$2.6	$(20.7)
Taxes on capital gains and losses	1.3	(7.7)	0.9	(7.5)

Net capital gains and losses, net of tax	$2.4	$(13.5)	$1.7	$(13.2)

Net income return on average equity:
Including accumulated other comprehensive income	11.8%	7.9%	11.2%	9.9%
Accumulated other comprehensive income	2.4	0.3	2.2	0.4

Excluding accumulated other comprehensive income	14.2%	8.2%	13.4%	10.3%

Statutory Data—Insurance Subsidiaries:
Net gain from operations before federal income taxes	$55.9	$43.2	$99.9	$86.4
Net gain from operations after federal income taxes and before realized capital gains/losses	31.0	24.1	56.1	51.6

	June 30, 2003	December 31, 2002
	Unaudited
Portfolio Yields:
Fixed maturities (excluding convertibles)	6.01%	6.22%
Commercial mortgage loans, net	7.65	7.94

Capital and surplus	$793.8	$817.6
Asset valuation reserve	39.3	35.8